Exhibit 99.1

[CORAUTUS GENETICS LOGO]

For Immediate Release

AMEX: CAQ	The Investor Relations Group, Inc.
75 Fifth Street, N.W.	Jane Lin / John G. Nesbett
Suite 313	11 Stone Street, 3rd Floor
Atlanta, GA 303038	New York, NY 10004
T: 404.526.6200 F: 404.526.6218	T: 212.825.3210 F: 212.825.3229

Corautus Genetics Announces $2.15 Million Private Placement

ATLANTA, GA, January 12, 2004…Corautus Genetics Inc. (AMEX: CAQ) announced it has completed a $2,150,000 financial transaction through the sale of 541,690 shares of common stock to private investors. The shares were priced at 90% of the price at which common stock of Corautus was traded on the day prior to the date of the contact. Under the terms of the transaction, the investors also received warrants for 108,338 common shares, exercisable at $5.4375 per share, which was 125% of the closing price of the common stock on the date prior to the closing of the transaction. The company also awarded a warrant for 22,067 shares of common stock exercisable at $1.00 per share to one of the private investors for helping to arrange the transaction. No other placement fees were paid in the transaction.

About Corautus Genetics

Corautus Genetics Inc. is a clinical stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of severe cardiovascular and peripheral vascular disease. Corautus is currently developing and testing a gene transfer product using the Vascular Endothelial Growth Factor 2 (VEGF-2) gene to promote therapeutic angiogenesis in ischemic muscle. In July 2003, Corautus entered into a series of agreements with Boston Scientific Corporation to fund, develop, commercialize and distribute the VEGF-2 gene therapy products.

Forward Looking Statement

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, benefits from the alliance with Boston Scientific, synergies from the merger between GenStar and Vascular Genetics, research, development and commercialization of our product candidates, anticipated trends in our business, approval of our product candidates and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risks discussed in Corautus’ Annual Report on Form 10-K (File No. 001-15833) filed March 28, 2003, which are incorporated by reference into this press release.